Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Acuren Corporation of our report dated March 27, 2025 relating to the financial statements of ASP Acuren Holdings, Inc., which appears in Acuren Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 27, 2025